NL INDUSTRIES, INC. ANNOUNCES CASH QUARTERLY DIVIDEND AND
RESULTS OF ANNUAL SHAREHOLDER MEETING

DALLAS, TEXAS – May 12, 2009 – NL Industries, Inc. (NYSE:  NL) announced today that its board of directors has declared a regular quarterly dividend of twelve and one-half cents per share on its common stock to be paid in cash.  The dividend is payable on June 25, 2009 to shareholders of record at the close of business on June 10, 2009.

NL also announced that at the annual shareholder meeting held today its shareholders had re-elected each of its six directors for terms of one year.  NL’s directors are:  Cecil H. Moore, Jr., Glenn R. Simmons, Harold C. Simmons, Thomas P. Stafford, Steven L. Watson and Terry N. Worrell.

NL Industries, Inc. is engaged in the component products (security products, furniture components and performance marine components), titanium dioxide pigments and other businesses.

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